Form 10-K/A, Exhibit 13
period 2003-06-30
EXTENDED SYSTEMS INC
filed 2003-11-05
CIK 1051490

EXTENDED systems
                                                                       [GRAPHIC]
                                                                   ANNUAL report
                                                                            2003

[PHOTO OF CHARLES JEPSON][GRAPHIC]

Charles Jepson
President and
Chief Executive Officer

/s/ Charles Jepson
----------------------------------

letter to stockholders

"Redefining" seems to be an appropriate description of Extended Systems this past year. In an ambiguous political and economic climate, fiscal 2003 was among the most challenging, yet satisfying, years Extended Systems has faced in its nearly twenty-year history. Key accomplishments in fiscal 2003 included top-line revenue growth of 24 percent, our delivery of new technologies and applications to the growing mobile market, the advancement of our key strategic alliances, the successful integration of the mobile solutions and employees we acquired from ViaFone, Inc. and our improved bottom-line performance.

My thanks go to Steven Simpson for his tremendous contributions over his nearly eight years as the President and Chief Executive Officer of Extended Systems. When Steve joined the team in 1994, Extended Systems was a small, privately held company with a strong legacy business in printing peripherals. Steve built a team and created a vision that transitioned the company into a worldwide leader in mobile middleware software.

THE MOBILE MIDDLEWARE MARKET IS WELL POSITIONED FOR GROWTH
The mobile application middleware market is still developing. According to IDC analysts, the mobile middleware market grew nearly 48 percent from 2001 to 2002 achieving a level of $333 million at the end of 2002. And this market is expected to increase to $1.6 billion by 2007. I believe completely in Extended Systems' ability to become the leader in this dynamic market. Since becoming an employee in February 2003, the talent I've seen among the employees, the innovative technology solutions we've brought to market, the expansion of our customer base and increased interest from key strategic alliances are evidence to me that our company will continue to be a leader in this market.

BROADENING OUR SOLUTION SET
Our acquisition of ViaFone in August 2002 gave us a comprehensive mobile platform that extends virtually any enterprise application to mobile workers and devices. We believe that we are unique in the market because we offer our customers a single mobile platform that mobilizes critical business applications from e-mail to field service, sales force automation and customer relationship management.

We recently introduced OneBridge Mobile Groupware which provides patent-pending IP-based "push" technology that enables e-mail to be delivered to mobile devices over wireless networks. The solution also offers enhanced security features and robust device management. With OneBridge, regardless of the device or connection method, Extended Systems has a well-rounded mobile groupware solution to meet customer needs.

Our Professional Services team has successfully implemented OneBridge mobile applications in field service (City of Toronto), field merchandising (20th Century Fox), manufacturing (Electrolux) and pharmaceutical industries (Johnson & Johnson) to name a few, positioning Extended Systems as a contender within the mobile application space.

XTNDConnect PC has been endorsed by three of the top five device suppliers (SonyEricsson, Motorola and Siemens) in the mobile phone market and has generated significant revenue for the Company in fiscal 2003. This desktop-based, phone-sync solution allows mobile phone users to synchronize their calendar, contacts and tasks between their desktop PC and their mobile phone. Additionally, our Bluetooth and Infrared solutions continue to be integrated into new mobile devices as they are brought to market.

We believe that Advantage Database Server, our relational database management system, continues to be successful in the database management market because of its high-performance, proven reliability and cost effectiveness. We added new partners to the Advantage Value Added Reseller channel and released a major new version offering .NET and Java support. Most significantly, Advantage continues to be a default data-management backbone for business applications such as Autobase Interactive(TM). Autobase is the nation's leading provider of CRM/SFA solutions for the automotive industry. The Autobase Interactive application allows dealerships to build a database of customer information and then use that data to significantly increase sales by allowing users to capture complete information at the point of first contact.

ADVANCING OUR KEY INDUSTRY RELATIONSHIPS
In fiscal 2003, we advanced our relationships with industry-leading companies such as Hewlett Packard, EDS, Software AG and Avaya to name a few. These companies have integrated OneBridge as a key component of their product offerings targeting the mobile market. For example, Hewlett Packard has chosen Extended Systems as a premier provider of mail and messaging solutions by offering OneBridge to its customers looking to mobilize Microsoft Exchange or Lotus Notes environments as well as other enterprise applications. We intend to continue to strengthen and deepen our partner relationships and expect more business to come from these relationships in fiscal 2004.

FOCUS ON THE FUTURE
Our objective is to grow revenue and return Extended Systems to consistent profitability by selling our mobile application platform to global enterprise customers, increasing our penetration in the mobile device application market and exploiting our strategic industry relationships. On behalf of our management team and employees, I thank you, our stockholders and customers, for your continued support and commitment.

EXTENDED systems
investor information

TRANSFER AGENT AND REGISTRAR                          INDEPENDENT ACCOUNTANTS
For address changes, registration changes,            PricewaterhouseCoopers LLP,
or lost stock certificates, please contact:           Suite 1600, Ten Almaden Boulevard
EquiServe Trust Company, N.A.,                        San Jose, California 95113
150 Royall Street, Canton, Massachusetts 02021
Telephone inquiries: 877-282-1168                     INVESTOR INFORMATION
Internet: www.equiserve.com                           Additional copies of this Report are available
                                                      without charge upon written request to:
NOTICE OF ANNUAL MEETING
Our annual meeting of stockholders will be held at    Extended Systems
10:00 am on December 11, 2003, at the executive       Investor Relations
offices of Extended Systems, 5777 North               5777 North Meeker Avenue
Meeker Avenue, Boise, Idaho                           Boise, Idaho 83713
                                                      xtnd@extendedsystems.com
STOCK INFORMATION
Extended Systems stock trades on
The Nasdaq Stock Market, under the symbol XTND.

board of directors                                    management team

RAYMOND A. SMELEK                                     CHARLES W. JEPSON
Chairman of the Board, Extended Systems               President and Chief Executive Officer
Incorporated, Chairman of the Board,
The Network Group                                     KARLA K. ROSA
                                                      Vice President of Finance, Chief Financial Officer,
JAMES R. BEAN                                         and Corporate Secretary
President and Chief Executive Officer, Preco
Electronics, Inc.                                     NIGEL S. DOUST
                                                      Vice President of Europe, Middle East and Africa
ARCHIE CLEMINS                                        (EMEA)
President, Caribou Technologies, Inc.
Co-owner, TableRock International LLC                 KERRIN PEASE
                                                      Vice President of Research and Development
ROBERT FRANKENBERG
Chairman, Kinzan, Inc.                                DAVID WILLIS
                                                      Vice President of North American Sales
RALPH GODFREY
Retired, Former Senior Vice President,                MARK A. WILLNERD
3Com Corporation                                      Vice President of Business Development

RUSSEL H. MCMEEKIN*                                   DEBBIE KAYLOR
President and Chief Executive Officer, Mikohn         Human Resources Director
Gaming Corporation

JODY B. OLSON
Of Counsel, Hawley Troxell Ennis & Hawley LLP
Chairman, State of Idaho Public Employer
Retirement System

JOHN M. RUSSELL
Retired, Former Chief Financial Officer, Cisco
Systems, Inc.


*Term expires as of 2003 Annual Meeting of Stockholders